Exhibit 10.1

Litigation Reimbursement Arrangement

On August 4, 2008, Sprint Nextel Corporation (the “Company”) agreed to pay for Steven Elfman’s legal fees, to the extent he is not otherwise reimbursed, in a lawsuit filed against him by his former employer, Motricity, to help mitigate distractions to the business and to protect the Company’s interests. The lawsuit does not accuse the Company of any wrongdoing.